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                                                                     EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            NTN COMMUNICATIONS, INC.

Kendra Berger hereby certifies as follows:

She is the duly appointed and acting Chief Financial Officer and Secretary of NTN Communications, Inc., a Delaware corporation.

Articles IX, X and XI are hereby added to the Restated Certificate of Incorporation of this corporation and shall read in their entirety as follows:

                                   "ARTICLE IX

          Number, Election and Term of Directors. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the bylaws of the Corporation. The directors, other than those who may be elected by the holders of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the bylaws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1994, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1995, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1996, with each class to hold office until its successor is elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

          Newly Created Directorships and Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in the office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          Removal. Subject to the rights of any Preferred Stock to elect directors under specified circumstances, any director may be removed from office, with or without cause, and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.


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                                    ARTICLE X

          Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article X.

                                   ARTICLE XI

          Except as otherwise provided in this Article XI, no purchase by the Corporation from any Controlling Person (as hereinafter defined) of shares of any stock of the Corporation owned by such Controlling Person shall be made at a price exceeding the average price paid by such Controlling Person for all shares of stock of the Corporation acquired by such Controlling Person during the two-year period preceding the date of such proposed purchase unless such purchase is approved by the affirmative vote of not less than a majority of the voting power of the shares of stock of the Corporation entitled to vote held by Disinterested Stockholders (as hereinafter defined).

          The provisions of this Article XI shall not apply to (i) any offer to purchase made by the Corporation which is made on the same terms and conditions to the holders of all shares of stock of the Corporation,
          (ii) any purchase by the Corporation of shares owned by a Controlling Person occurring after the end of two years following the date of the last acquisition by such Controlling Person of stock of the Corporation, (iii) any transaction which may be deemed to be a purchase by the Corporation of shares of its stock which is made in accordance with the terms of any stock option or other employee benefit plan now or hereafter maintained by the Corporation, or (iv) any purchase by the Corporation of shares of its stock at prevailing market prices pursuant to a stock repurchase program.

          This Article XI shall not be amended without the affirmative vote of not less than a majority of the stock of the Corporation entitled to vote thereon; provided, however, that if, at the time of such vote, there shall be one or more Controlling Persons, such affirmative vote shall include the affirmative vote in favor of such amendment of not less than a majority of the voting power of the shares of stock of the Corporation entitled to vote thereon held by Disinterested Stockholders.

          For purposes of this Article XI: (i) the term "Controlling Person" means any individual, corporation, partnership, trust, association or other organization or entity (including any group formed for the purpose of acquiring, voting or holding securities of the Corporation) which either directly, or indirectly through one or more intermediaries, owns, beneficially or of record, or controls by agreement, voting trust or otherwise, at least 10% of the voting power of the stock of the Corporation, and such term also includes any corporation, partnership, trust, association or other organization or entity in which one or more Controlling Persons have the power, through the ownership of voting securities, by contract, or otherwise, to influence significantly any of the management, activities or policies of such corporation, partnership, trust, association, other organization or entity and (ii) the term "Disinterested Stockholders" means those holders of the stock of the Corporation entitled to vote on any matter, none of which is a "Controlling Person.""

The foregoing amendment of the Restated Certificate of Incorporation of this corporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

Dated: March 24, 2000

                                                 /s/ Kendra Berger
                                                 -------------------------------
                                                 Kendra Berger, Chief Financial
                                                 Officer and Secretary